EXHIBIT 21.1
SUBSIDIARIES OF
NUCRYST PHARMACEUTICALS CORP

Exact Name of Subsidiary as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization

NUCRYST Pharmaceuticals Inc.	Delaware